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                                        February 23, 1996

Northwestern Mutual Series Fund, Inc.
720 East Wisconsin Avenue
Milwaukee, WI  53202

Gentlemen:

     In my capacity as Secretary of Northwestern Mutual Series Fund, Inc. (the "Company") I have acted as counsel for the Company in connection with the Rule 24f-2 Notice dated February 23, 1996 which is to be filed with the Securities and Exchange Commission under the Investment Company Act of 1940 with respect to certain shares of common stock, $.01 par value, of the Company. I have examined the Articles of Incorporation and By-Laws of the Company and the proceedings taken and instruments executed in connection with the authorization and issuance of said common stock and have also examined such other corporate records, certificates and other documents and such questions of law as I have considered necessary or appropriate for the purposes of this opinion. On the basis of such examination, it is my opinion that:

            1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Maryland.

            2. The securities of the Company which are the subject of the Rule
               24f-2 Notice referred to above, the registration of which the Notice makes definite in number, were legally issued, fully paid and nonassessable.

     The additional filing fee specified in Rule 24f-2 is $38,578.48. The calculation of this amount is based on the methodology reflected in the Rule 24f-2 Notice and the instructions cited therein.

     I hereby consent to the filing of this opinion as an exhibit to the Rule 24f-2 Notice.
                                        Very truly yours,

                                        /S/Merrill C. Lundberg
                                        Secretary
                                        Northwestern Mutual Series
                                        Fund, Inc.